Exhibit (n)

               ALLIANCEBERNSTEIN EXCHANGE RESERVES

        Amended and Restated Plan pursuant to Rule 18f-3
            under the Investment Company Act of 1940
        ------------------------------------------------

        Effective as amended and restated April 15, 2003

            The Plan (the "Plan") pursuant to Rule 18f-3 under the Investment Company Act of 1940 (the "Act") of AllianceBernstein Exchange Reserves (the "Fund"), which sets forth the general characteristics of, and the general conditions under which the Fund may offer, multiple classes of shares of its now existing and hereafter created portfolios,(1) is hereby amended and restated in its entirety. This Plan may be revised or amended from time to time as provided below.

--------
(1) This Plan is intended to allow the Fund to offer multiple classes of shares to the full extent and in the manner permitted by Rule 18f-3 under the Act (the "Rule"), subject to the requirements and conditions imposed by the Rule.

Class Designations

            The Fund(2) may from time to time issue one or more of the following classes of shares: Class A shares, Class B shares, Class C shares, Class D and Advisor Class shares. Each of the five classes of shares will represent interests in the same portfolio of investments of the Fund and, except as described herein, shall have the same rights and obligations as each other class. Each class shall be subject to such investment minimums and other conditions of eligibility as are set forth in the prospectus or statement of additional information through which such shares are issued, as from time to time in effect (the "Prospectus").

--------
(2) For purposes of this Plan, if the Fund has existing more than one portfolio pursuant to which multiple classes of shares are issued, then references in this Plan to the "Fund" shall be deemed to refer instead to each portfolio.

Class Characteristics

            Class A shares are offered at a public offering price that is equal to their net asset value ("NAV") plus an initial sales charge, as set forth in the Prospectus. Class A shares may also be subject to a Rule 12b-1 fee, which may include a service fee and, under certain circumstances, a contingent deferred sales charge ("CDSC"), as described in the Prospectus.

            Class B shares are offered at their NAV, without an initial sales charge, and may be subject to a CDSC and a Rule
12b-1 fee, which may include a service fee, as described in the Prospectus.

            Class C shares are offered at their NAV, without an initial sales charge, and may be subject to a CDSC and a Rule
12b-1 fee, which may include a service fee, as described in the Prospectus.

            Class D shares are offered at their NAV, without any initial sales charge, are not subject to a Rule 12b-1 fee, and may be subject, under certain circumstances, to a CDSC as described in the Prospectus.

            Advisor Class shares are offered at their NAV, without any initial sales charge, CDSC or Rule 12b-1 fee.

            The initial sales charge on Class A shares and CDSC on Class A, B, C and D shares are each subject to reduction or waiver as permitted by the Act, and as described in the Prospectus.

Allocations to Each Class

            Expense Allocations

            The following expenses shall be allocated, to the extent practicable, on a class-by-class basis: (i) Rule 12b-1 fees payable by the Fund to the distributor or principal underwriter of the Fund's shares (the "Distributor"), and (ii) transfer agency costs attributable to each class. Subject to the approval of the Fund's Trustees including a majority of the independent Trustees, the following "Class Expenses" may be allocated on a class-by-class basis: (a) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxy statements to current shareholders of a specific class,(3) (b) SEC registration fees incurred with respect to a specific class, (c) blue sky and foreign registration fees and expenses incurred with respect to a specific class, (d) the expenses of administrative personnel and services required to support shareholders of a specific class (including, but not limited to, maintaining telephone lines and personnel to answer shareholder inquiries about their accounts or about the Fund), (e) litigation and other legal expenses relating to a specific class of shares, (f) Trustees' fees or expenses incurred as a result of issues relating to a specific class of shares, (g) accounting and consulting expenses relating to a specific class of shares, (h) any fees imposed pursuant to a non-Rule 12b-1 shareholder services plan that relate to a specific class of shares, and (i) any additional expenses, not including advisory or custodial fees or other expenses related to the management of the Fund's assets, if these expenses are actually incurred in a different amount with respect to a class, or if services are provided with respect to a class that are of a different kind or to a different degree than with respect to one or more other classes.

--------
(3) For Class D and Advisor Class shares, the expenses of preparation, printing and distribution of prospectuses and shareholder reports for new shareholders, as well as other distribution-related expenses, will be borne by the investment adviser of the Fund (the "Adviser") or the Distributor from their own resources.

            All expenses not now or hereafter designated as Class
Expenses ("Fund Expenses") will be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the Fund.

            However, notwithstanding the above, the Fund may allocate all expenses other than Class Expenses on the basis of relative net assets (settled shares), permitted by Rule
18f-3(c)(2) under the Act.

            Waivers and Reimbursements

            The Adviser or Distributor may choose to waive or reimburse Rule 12b-1 fees, transfer agency fees or any Class
Expenses on a voluntary, temporary basis. Such waiver or reimbursement may be applicable to some or all of the classes and may be in different amounts for one or more classes.

            Income, Gain and Losses

            Income, and realized and unrealized capital gains and losses shall be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the Fund.

            The Fund may allocate income, and realized and unrealized capital gains and losses to each share based on relative net assets (i.e. settled shares), as permitted by Rule
18f-3(c)(2) under the Act.

Conversion and Exchange Features

            Conversion Features

            Class B shares of the Fund automatically convert to Class A shares of the Fund after a certain number of months or years after the end of the calendar month in which the shareholder's purchase order was accepted as described in the Prospectus. Class B shares purchased through reinvestment of dividends and distributions will be treated as Class B shares for all purposes except that such Class B shares will be considered held in a separate sub-account. Each time any Class B shares in the shareholder's account convert to Class A shares, an equal pro-rata portion of the Class B shares in the sub-account will also convert to Class A shares.

            Advisor Class shares of the Fund automatically convert to Class A shares of the Fund during the calendar month following the month in which the Fund is informed that the beneficial owner of the Advisor Class shares has ceased to participate in a fee-based program or employee benefit plan that satisfies the requirements to purchase Advisor Class shares as described in the Prospectus or is otherwise no longer eligible to purchase Advisor Class shares as provided in the Prospectus.

            The conversion of Class B and Advisor Class shares to Class A shares may be suspended if the opinion of counsel obtained by the Fund that the conversion does not constitute a taxable event under current federal income tax law is no longer available. Class B and Advisor Class shares will convert into Class A shares on the basis of the relative net asset value of the two classes, without the imposition of any sales load, fee or other charge.

            In the event of any material increase in payments authorized under the Rule 12b-1 Plan (or, if presented to shareholders, any material increase in payments authorized by a non-Rule 12b-1 shareholder services plan) applicable to Class A shares, existing Class B and Advisor Class shares will stop converting into Class A shares unless the Class B and Advisor Class shareholders, voting separately as a class, approve the increase in such payments. Pending approval of such increase, or if such increase is not approved, the Trustees shall take such action as is necessary to ensure that existing Class B and Advisor Class shares are exchanged or converted into a new class of shares ("New Class A") identical in all material respects to Class A shares as existed prior to the implementation of the increase in payments, no later than such shares were previously scheduled to convert to Class A shares. If deemed advisable by the Trustees to implement the foregoing, such action may include the exchange of all existing Class B and Advisor Class shares for new classes of shares ("New Class B" and "New Advisor Class," respectively) identical to existing Class B and Advisor Class shares, except that New Class B and New Advisor Class shares shall convert to New Class A shares. Exchanges or conversions described in this paragraph shall be effected in a manner that the Trustees reasonably believe will not be subject to federal income taxation. Any additional cost associated with the creation, exchange or conversion of New Class A, New Class B and New Advisor Class shares shall be borne by the Adviser and the Distributor. Class B and Advisor Class shares sold after the implementation of the fee increase may convert into Class A shares subject to the higher maximum payment, provided that the material features of the Class A plan and the relationship of such plan to the Class B and Advisor Class shares are disclosed in an effective registration statement.

            Exchange Features

            Shares of each class generally will be permitted to be exchanged only for shares of a class with similar characteristics in another AllianceBernstein Mutual Fund and shares of certain Alliance money market funds, except that (i) certain holders of Class A shares of the Fund eligible to purchase and hold Advisor Class shares of the Fund may also exchange their Class A shares for Advisor Class shares and (ii) holders of Class D shares may only exchange their shares for Class B shares of other AllianceBernstein Mutual Funds. If the aggregate net asset value of shares of all AllianceBernstein Mutual Funds held by an investor in the Fund reaches the minimum amount at which an investor may purchase Class A shares at net asset value without a front-end sales load on or before December 15 in any year, then all Class B and Class C shares of the Fund held by that investor may thereafter be exchanged, at the investor's request, at net asset value and without any front-end sales load or CDSC for Class A shares of the Fund. All exchange features applicable to each class will be described in the Prospectus.

Dividends

            Dividends paid by the Fund with respect to its Class A, Class B, Class C, Class D and Advisor Class shares, to the extent any dividends are paid, will be calculated in the same manner, at the same time and will be in the same amount, except that any Rule 12b-1 fee payments relating to a class of shares will be borne exclusively by that class and any incremental transfer agency costs or, if applicable, Class Expenses relating to a class shall be borne exclusively by that class.

Voting Rights

            Each share of a Fund entitles the shareholder of record to one vote. Each class of shares of the Fund will vote separately as a class with respect to the Rule 12b-1 plan applicable to that class and on other matters for which class voting is required under applicable law. Class A, Class B and Advisor Class shareholders will vote as three separate classes to approve any material increase in payments authorized under the Rule 12b-1 plan applicable to Class A shares.

Responsibilities of the Trustees

            On an ongoing basis, the Trustees will monitor the Fund for the existence of any material conflicts among the interests of the five classes of shares. The Trustees shall further monitor on an ongoing basis the use of waivers or reimbursement by the Adviser and the Distributor of expenses to guard against cross-subsidization between classes. The Trustees, including a majority of the independent Trustees, shall take such action as is reasonably necessary to eliminate any such conflict that may develop. If a conflict arises, the Adviser and Distributor, at their own cost, will remedy such conflict up to and including establishing one or more new registered management investment companies.

Reports to the Trustees

            The Adviser and Distributor will be responsible for reporting any potential or existing conflicts among the five classes of shares to the Trustees. In addition, the Trustees will receive quarterly and annual statements concerning distributions and shareholder servicing expenditures complying with paragraph
(b)(3)(ii) of Rule 12b-1. In the statements, only expenditures properly attributable to the sale or servicing of a particular class of shares shall be used to justify any distribution or service fee charged to that class. The statements, including the allocations upon which they are based, will be subject to the review of the independent Trustees in the exercise of their fiduciary duties. At least annually, the Trustees shall receive a report from an expert, acceptable to the Trustees, (the "Expert"), with respect to the methodology and procedures for calculating the net asset value, dividends and distributions for the classes, and the proper allocation of income and expenses among the classes. The report of the Expert shall also address whether the Fund has adequate facilities in place to ensure the implementation of the methodology and procedures for calculating the net asset value, dividends and distributions for the classes, and the proper allocation of income and expenses among the classes. The Fund and the Adviser will take immediate corrective measures in the event of any irregularities reported by the Expert.

Amendments

            The Plan may be amended from time to time in accordance with the provisions and requirements of Rule 18f-3 under the Act.

Disinterested Trustees and their Counsel

            While the Plan is in effect, the selection and nomination of the Trustees who are not "interested persons" of the Trust (as defined in the Act) will be committed to the discretion of such disinterested Trustees and any person who acts as legal counsel for the disinterested Trustees shall be "independent legal counsel" as defined in applicable regulations under the Act.

      Amended and restated by action of the Trustees this 15th day of April, 2003.


                                    By: /s/ Edmund P. Bergan, Jr.
                                        -------------------------
                                        Edmund P. Bergan, Jr.
                                        Secretary

00250.0163 #394110